Exhibit 10.4

Execution Version

MASTER CREDIT AGREEMENT

dated as of  February 14, 2008,

by and between

NOBLE CREDIT FUNDING, LLC

as the Borrower,

and

RBS CITIZENS, NATIONAL ASSOCIATION

as the Lender

iii

SCHEDULES

Schedule 2.1	Existing Letters of Credit
Schedule 5.1(a)	Exceptions to Organization; Power; Qualification
Schedule 5.1(c)	Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.
Schedule 5.1(g)	Environmental Matters
Schedule 5.1(h)	ERISA
Schedule 5.1(r)	Litigation

EXHIBITS

Exhibit A	Revolving Credit Note
Exhibit B	Form of Letter of Credit

MASTER CREDIT AGREEMENT

This MASTER CREDIT AGREEMENT (the “Agreement”) is dated as of this 14th day of February, 2008, by and between NOBLE CREDIT FUNDING, LLC, a Delaware limited liability company located at 8 Railroad Avenue, Second Floor, Suite 8, Essex, Connecticut 06426 (the “Borrower”) and RBS CITIZENS, NATIONAL ASSOCIATION, a national banking association with an office located at 63 Eugene O’Neill Drive, New London, Connecticut 06320 (the “Lender”).

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested that the Lender issue certain Letters of Credit (as defined below) on behalf of the Borrower and its Affiliates (as defined below) up to a maximum principal amount at any time outstanding of up to FORTY-FIVE MILLION AND 00/100 DOLLARS ($45,000,000.00) and, to support the issuance of such Letters of Credit, the Borrower has agreed to grant to the Lender a security interest in the Collateral (as defined below);

WHEREAS, as additional support for the obligations of the Lender pursuant hereto, the Borrower shall execute a Revolving Credit Note (as defined below); and

WHEREAS, the Lender has agreed to issue such Letters of Credit on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  The term control means (a) the power to vote ten percent (10%) or more of the Capital Securities of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Capital Securities, by contract or otherwise.  Notwithstanding the foregoing, (i) no individual shall be an Affiliate of a Person solely by reason of his or her being a director, officer or employee of such Person, and (ii) the Lender shall not be an Affiliate of the Borrower.  Unless otherwise qualified, references to “Affiliate” or “Affiliates” herein shall refer to that of the Borrower.

“Agreement” shall have the meaning assigned thereto in the Preamble hereof, as it may be amended or modified from time to time.

“Anti-Terrorism Laws” shall have the meaning set forth in Section 5.1(v).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or

Governmental Authorities and all final orders and decrees of all courts and arbitrators.

“Borrower” shall have the meaning set forth in the Preamble hereof.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Hartford, Connecticut or New York, New York.

“Capital Lease” means, with respect to the Borrower, any lease of any property that should be classified and accounted for as a capital lease in accordance with GAAP.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including partnership interests or limited liability company interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued hereafter.

“Change in Control” means any event which causes NEP to cease owning, whether directly or through one or more Affiliates, 100% of the Capital Securities of the Borrower; provided, however, that none of (a) an internal reorganization of NEP, (b) a change in the corporate form of NEP, and/or (c) a change in control of NEP, shall be considered a Change in Control if, after giving effect to applicable event or events, NEP owns, whether directly or through one or more Affiliates, 100% of the Capital Securities of the Borrower.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“Collateral” means, collectively, the “Collateral” as defined in the Pledge and Security Agreement.

“Collateral Account” means, collectively, (a) account number ###, established at CCO Investment Services Corp. and (b) account number ###, established at RBS Citizens, National Association, each in the Borrower’s name and pledged to the Lender pursuant to the Pledge and Security Agreement.

“Collateral Funding Date” shall mean each date upon which the Collateral Account is funded by NEP or an Affiliate thereof (acting at the direction of NEP) in connection with the request for the issuance of any Letters of Credit, or to collateralize the Existing Letters of Credit.

“Debt” means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP:  (a) all indebtedness for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person; (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business and accrued expenses incurred in the ordinary course of business; (c) all obligations of any such Person as lessee under Capital Leases; (d) all Debt secured by any Lien upon property or assets owned by such Person, notwithstanding that such Person has not assumed or become liable for the payment of such debt; (e) all Guaranty Obligations of any such Person; (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker’s acceptances issued for the account of any such Person; (g) all obligations of such Person with respect to all Capital Securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person (provided, that, if the documents governing such repurchase or redemption obligation do not require such repurchase or redemption if the same would violate the provisions of this Agreement, only to the extent such repurchases or redemptions are permitted to be paid under the terms of this Agreement), but only to the extent such obligations are no longer contingent.

“Debtor Relief Laws” means the United States Bankruptcy Code, Title 11 of the United States Code, 11 U.S.C. §101 et seq., as amended from time to time, or any successor statute, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, winding up or similar debtor relief laws, whether federal, state, local or foreign from time to time in effect affecting the rights of creditors generally.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or the satisfaction of  any other condition, would constitute an Event of Default.

“Default Rate” means the rate described in Section 3.1(c).

“Dollars or $” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

 “Event of Default” means any of the events specified in Section 10.01, provided that all applicable requirements for passage of time, giving of notice, or any other condition, have been satisfied.

“Executive Order” shall have the meaning assigned thereto in Section 5.1(v)  hereof.

“Existing Letters of Credit” means the letters of credit issued by the Lender or its predecessor Citizens Bank of Connecticut for the account of Borrower or one or more of its Affiliates and outstanding on the Closing Date and set forth on Schedule 2.1.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fiscal Quarter” means the fiscal period of the Borrower and NEP ending on March 31, June 30, September 30 and December 31 in each Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and NEP ending on December 31.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower throughout the period indicated.

“Governmental Approvals” means all authorizations, consents, permits, approvals, licenses, exemptions and other qualifications of, registrations and filings with, and reports to, all Governmental

Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, federal, state or local, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas in amounts in excess of those permitted by applicable Environmental Laws.

“Interim Agreement” means that certain Letter of Credit Reimbursement and Pledge and Security Agreement, dated January 8, 2007, by and between the Borrower and the Lender.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Lender” shall have the meaning assigned thereto in the Preamble hereof.

“Lender Agents” shall have the meaning assigned thereto in Section 11.3(a).

“Lender’s Office” means, with respect to the Lender, the office of the Lender referenced in Section 11.2.

“Letter of Credit” means any letter of credit issued by the Lender pursuant to Section 2.1, as such letter of credit may be amended, modified, extended, renewed or replaced from time to time, and shall include Existing Letters of Credit.

“Letter of Credit Fee” shall have the meaning set forth in Section 3.9.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge or other encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease in the nature thereof).  For purposes of this Agreement, a

Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Document” means, individually, and “Loan Documents” means, collectively, this Agreement, the Revolving Credit Note, the LOC Documents, the Security Documents, and each other document, instrument, certificate, and agreement executed and delivered by the Borrower or any Affiliate in connection with the above or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

“LOC Commitment” means the commitment of the Lender to issue Letters of Credit in an amount not to exceed the LOC Commitment Amount.

“LOC Commitment Amount” has the meaning set forth in Section 2.1(a) hereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents executed by, or otherwise designated as an “LOC Document” in writing by, both the Borrower and the Lender in connection therewith, any application therefore, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) executed by, or otherwise designated as an “LOC Document” in writing by, both the Borrower and the Lender and governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations; provided, however, that the LOC Documents shall not include the Interim Agreement.

“LOC Draw” means a draw under any Letter of Credit.

“LOC Obligations” means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit then outstanding that have been honored by the Lender, whether through a Mandatory Borrowing or otherwise, but not theretofore reimbursed or repaid.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.2(b).

“Material Adverse Effect” means, with respect to the Borrower, a material adverse effect (a) on the Collateral, taken as a whole, or (b) on the ability of the Lender to enforce any Loan Document to which it is a party.

“NEP” means Noble Environmental Power, LLC.

“Non-Recourse Party” shall have the meaning set forth in Section 11.19.

“Notice of Issuance” shall have the meaning set forth in Section 2.1(b).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on the Revolving Credit Loan, and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations and obligations, covenants and duties, owing by the Borrower to the Lender, of every kind, nature and description, direct or indirect, absolute or contingent, due or that become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, but in all cases pursuant to this Agreement, the LOC Documents, the Revolving Credit Note, or any of the other Loan Documents, and including any such obligations incurred after the commencement of any proceeding under any Debtor Relief Law (including any interest accruing under any Loan Document after the filing of a petition with respect to the Borrower under any Debtor Relief Law whether or not allowed or allowable as a claim in the related proceeding).

“Permitted Dividends” shall have the meaning assigned thereto in Section 9.7.

“Permitted Liens” shall have the meaning assigned thereto in Section 9.3.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement of even date herewith whereby the Borrower pledges and grants a security interest in the Collateral to Lender.

“Prime Rate” means a rate per annum equal to the “prime rate” of interest published from time to time in the “Money Rates” section of the Wall Street Journal.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrower acknowledges that the Lender may make loans to its customers above, at or below the Prime Rate.

“Required Collateral Value” means, with respect to the issuance of each Letter of Credit, an amount equal to 100% of the face amount of such Letter of Credit, and with respect to all Letters of Credit, including Existing Letters of Credit, an amount equal to 100% of the aggregate face amount thereof.  In the event that any portion of the Collateral is invested in commercial paper, then the Required Collateral Value shall increase by 20% of the amount so invested.

“Responsible Officer” means, as to the Borrower, any officer of the Borrower authorized to perform the actions required hereby.

“Revolving Credit Loans” means the collective reference to the loans made to or on behalf of the Borrower under Section 2.1 and Section 2.2, “Revolving Credit Loan” means any of such Revolving Credit Loans.

“Revolving Credit Note” means the Revolving Credit Note made by the Borrower payable to the order of Lender, substantially in the form of Exhibit A hereto, evidencing the LOC Commitment, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Security Document” means, individually, and “Security Documents” means, collectively, the Pledge and Security Agreement, and each other agreement or writing pursuant to which the Borrower purports to pledge or grant a lien or security interest in any real or personal property or assets securing the Obligations, together with all documents delivered in connection therewith.

“Solvent” means, as to any Person on a particular date, that such Person (a) has access to capital sufficient to carry on its business and transactions and is able to pay its debts as they mature, (b) owns property having a value (upon completion and operation, if applicable), both at fair valuation and at present fair saleable value, greater than or equal to the amount required to pay its liabilities (including contingencies) as they become absolute and matured, and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Taxes” shall have the meaning assigned thereto in Section 3.7.

“Termination Date” means the earliest of the dates referred to in Section 2.4.

“UCC” means the Uniform Commercial Code as codified in the State of Delaware or as codified in any other state the laws of which are required by Article 9 thereof to be applied in connection with the issue or perfection of security interests, as such statutes are in effect during the term hereof.  All terms used in this Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless another meaning is specifically provided herein.

“United States” means the United States of America.

Section 1.2             General.  Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Any reference herein to “Hartford time” shall refer to the applicable time of day in Hartford, Connecticut.

Section 1.3             Other Definitions and Provisions.

(a)           Use of Capitalized Terms.  Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Revolving Credit Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b)           Miscellaneous.  The words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
LETTERS OF CREDIT/ REVOLVING CREDIT LOANS

Section 2.1             Letters of Credit.

(a)           Letter of Credit Commitment.  Subject to the terms and conditions hereof and of the LOC Documents, the Lender agrees to maintain Existing Letters of Credit (set forth on Schedule 2.1 hereto) and to maintain or issue additional Letters of Credit for the account of the Borrower or one or more of its Affiliates from time to time from the Closing Date through the Termination Date, upon request in a form described in Section 2.1(b); provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FORTY-FIVE MILLION AND NO/100 DOLLARS ($45,000,000.00) (the “LOC Commitment Amount”), (ii) all Letters of Credit shall be denominated in Dollars, and (iii) Letters of Credit shall be issued as standby letters of credit for lawful corporate purposes consistent with the Borrower’s and such Affiliate’s ordinary course of business in the area of renewable energy.  Except as otherwise expressly agreed upon by the Lender, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default pursuant to Section 10.1(a) or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower and with the consent of the Lender (such consent not to be unreasonably withheld or delayed) to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is ten (10) Business Days prior to the Termination Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Any Letters of Credit issued hereunder shall be in a minimum original face amount of ten thousand dollars ($10,000).

(b)           Request for Issuance.  The request for the issuance of a Letter of Credit shall be submitted to the Lender at least five (5) Business Days prior to the requested date of issuance.  Each such notice of issuance (each, a “Notice of Issuance”) shall be in writing specifying therein the requested (i) date of such issuance, (ii) amount of such Letter of Credit denominated in Dollars, (iii) expiration date of such Letter of Credit, (iv) name and address of the account party of such Letter of Credit, which shall be the Borrower or an Affiliate; (v) name and address of the beneficiary of such Letter of Credit, and (vi) form of such Letter of Credit.  If the requested form of such Letter of Credit is substantially in the form of Exhibit B hereto or otherwise reasonably acceptable to the Lender, the Lender will, upon fulfillment of the applicable conditions set forth in this Agreement, make such Letter of Credit available to the Borrower at the Lender’s office referred to in the first paragraph of this Agreement or as otherwise agreed with the Borrower in connection with such issuance.  The Borrower may, within three (3) Business Days after issuing any Notice of Issuance, withdraw such Notice of Issuance, in writing, if the applicable Letter of Credit has not yet been issued, whereupon the Lender shall not issue the applicable Letter of Credit and the Borrower shall not be liable for a Letter of Credit Fee with respect to the Letter of Credit contemplated by such Notice of Borrowing; provided, however, that if (A) the Lender has already issued the applicable Letter of Credit by the time it receives notice of the Borrower’s intent to withdraw a Notice of Issuance or otherwise issues the Letter of Credit notwithstanding the Borrower’s delivery of notice of the its intent to withdraw the applicable Notice of Borrowing, and (B) such Letter of Credit is not cancelled within two (2) Business Days after its issuance, then the Borrower shall be responsible for such Letter of Credit as otherwise set forth herein (including without limitation reimbursement of any LOC Draws thereunder, if any, and the payment any fees generally applicable to Letters of Credit issued pursuant hereto).

(c)           Collateral Account.  Prior to any issuance of a Letter of Credit, the Borrower shall fund or cause to be funded the Collateral Account in an amount equal to the Required Collateral Value with respect to the requested Letter of Credit, which amount shall become part of the Collateral subject to the Pledge and Security Agreement and shall secure the Obligations.  The Collateral may only be invested in cash and/or commercial paper.

(d)           Intentionally Deleted.

(e)           Revolving Nature.  Subject to the terms of this Agreement (including without limitation Section 2.1(a)(i)), if, at any time, the value of the Collateral exceeds the value of the sum of (i) the Required Collateral Value plus (ii) the value of any outstanding and payable Obligations, the Borrower may request the issuance of one or more Letters of Credit in an aggregate face amount up to the amount of such excess.

(f)            Modification, Extension.  The issuance of any supplement or amendment to, or modification, extension or renewal of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder; provided, however, that any fees applicable to such modification, extension or renewal shall be only as set forth in Section 3.9.

(g)           Uniform Customs and Practices.  The Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), and the UCP will be incorporated therein and deemed in all respects to be a part thereof.

(h)           Designation of Affiliates as Account Parties.  Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of an Affiliate, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s repayment and/or reimbursement obligations hereunder, or its Collateral obligations pursuant hereto and pursuant to the Security Documents, with respect to such Letter of Credit.

Section 2.2             Reimbursement and Repayment.

(a)           LOC Draws.  The Borrower agrees that, solely to the extent necessary to fund any LOC Draw or to reimburse the Lender for amounts paid or payable by the Lender pursuant to any LOC Draw and any fees and costs associated therewith as set forth in this Agreement and the Security Documents, (i) the Lender shall have the full and irrevocable right, power and authority, in the Borrower’s name or in the Lender’s own name, to demand, collect, withdraw, receipt for, or sue for amounts in the Collateral Account, and (ii) at the Lender’s discretion, to take any other reasonable action, including, without limitation, the transfer of the Collateral into the Lender’s own name or the name of the Lender’s nominee.

(b)           Unavailability of Collateral.  If for any reason it is unlawful or impossible for the Lender to be fully reimbursed from the Collateral Account as set forth in Section 2.2(a) within two (2) Business Days after honoring a LOC Draw, then the Borrower shall be deemed to have requested a Revolving Credit Loan equal to the amount of such LOC Draw and any fees and costs associated therewith as set forth in this Agreement and the Security Documents as of the date such LOC Draw was honored by the Lender (a “Mandatory Borrowing”).

(c)           Repayment.  The Borrower shall repay to the Lender the outstanding principal and amounts of any Revolving Credit Loans upon demand by the Lender therefor, together with accrued interest from the date the applicable LOC Draw was honored.  For the avoidance of doubt, the Borrower shall be entitled withdraw, or to request that the Lender withdraw, Collateral from the Collateral Account to repay any amounts due pursuant to Revolving Credit Loans, provided that (after giving effect to such withdrawal and repayment), the value of the Collateral shall equal or exceed the sum of (i) the Required Collateral Value plus (ii) the value of any Obligations.  Notwithstanding the foregoing, if any of the Collateral necessary to fully repay and reimburse the Lender is invested in commercial paper, then the Borrower shall be obligated to repay and/or reimburse the Lender when such investment matures, but in no event later than ten (10) Business Days from the date such LOC Draw was honored.  Unless previously demanded, the Borrower shall repay any outstanding principal amounts under any Revolving Credit Loans in full on the Termination Date, together with all accrued but unpaid interest thereon and all outstanding fees, costs and expenses.

(d)           Obligations Absolute.  The Borrower’s obligations to repay the Revolving Credit Loans and/or to reimburse the Lender for any LOC Draw shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower, or any Affiliate may claim or have against the Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including any defense based on any failure of the Borrower and/or any Affiliate to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit; provided, however, that the Borrower shall not be obligated to reimburse the Lender for any payment resulting from, or indemnify the Lender with respect to, any wrongful dishonor to the extent resulting from acts or omissions constituting gross negligence, bad faith or willful misconduct by the Lender.

(e)           Withdrawal of Collateral.  The Borrower shall be entitled to withdraw, transfer or dispose of Collateral from the Collateral Account if and to the extent that, as of the date the Borrower desires to make such withdrawal, (i) the value of the Collateral exceeds the sum of (A) the Required Collateral Value plus (B) the value of any outstanding and payable Obligations, and (ii) the Lender is not otherwise prohibited by Applicable Law from permitting such withdrawal.  Upon the election by the Borrower to withdraw, transfer or dispose of any Collateral in accordance with the terms of this Section 2.2(e), the Lender agrees that it shall have no further Lien on the portion of the Collateral so removed, disposed of or transferred.

(f)            Mandatory Repayments.  If at any time the aggregate outstanding principal amount of all LOC Obligations exceeds the LOC Commitment Amount or the Required Collateral Value, the Borrower shall pay, within three (3) Business Days after receipt of notice by the Borrower from the Lender, an amount equal to such excess.  Such payment shall be applied to the principal amount of all outstanding Revolving Credit Loans or, if none, credited to the Collateral Account.

Section 2.3             Revolving Credit Note.  The Revolving Credit Loan and the obligation of the Borrower to repay such Revolving Credit Loan shall be evidenced by the Revolving Credit Note.

Section 2.4             Termination of the LOC Commitment.  The LOC Commitment shall terminate on the earlier of (a) February 14, 2010, and (b) the date of acceleration by Lender pursuant to the first sentence of Section 10.2(a) (whichever occurs earlier, the “Termination Date”).

Section 2.5             Use of Proceeds.  The proceeds of any Revolving Credit Loans shall be used only to fund or reimburse LOC Draws and for the payment of certain fees and expenses incurred in connection with the transactions as set forth in this Agreement.

ARTICLE III
GENERAL LOAN PROVISIONS

Section 3.1             Interest.

(a)           Interest Rate.  In the event that the Borrower is deemed to have taken one or more Revolving Credit Loans pursuant to Section 2.2(b), the principal amount of such Revolving Credit Loans shall bear interest at the Prime Rate in effect from time to time.

(b)           Interest Payment.  Interest on any outstanding principal amount of any Revolving Credit Loan shall be due and payable as set forth in Section 2.2(c).

(c)           Default Rate.  At the discretion of the Lender and exercisable after notice to the Borrower by the Lender, upon the occurrence and during the continuance of an Event of Default, any outstanding Revolving Credit Loan shall bear interest at a rate per annum equal to the interest rate applicable pursuant to Section 3.1(a) plus two percent (2%).  Interest shall continue to accrue on the Revolving Credit Loan at the rate set forth above after the filing by or against the Borrower of any petition seeking any relief under any Debtor Relief Law, as well as before and after any judgment.

(d)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Revolving Credit Note charged or collected pursuant to the terms of this Agreement or pursuant to the Revolving Credit Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lender have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lender shall at the Lender’s option: (i) promptly refund to the Borrower any interest received by the Lender in excess of the maximum lawful rate, or (ii) apply such excess to the principal balance of the outstanding and payable Obligations, if any.  It is the intent hereof that the Borrower not pay or contract to pay, and that Lender shall not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e)           Prime Rate.  Each adjustment in the Prime Rate shall result immediately, without notice or demand of any kind, in a new rate of interest effective with respect to periods on and after the date of such adjustment.  If the Prime Rate shall be discontinued or for any other reason not be available for determining the rate of interest chargeable under this Agreement, then “Prime Rate” shall mean a rate per annum equal to the “prime rate” of interest published from time to time in a major financial newspaper to be agreed between the Lender and the Borrower.

Section 3.2             Late Charge.  The Borrower shall pay a “late charge” equal to five percent (5%) of any installment of principal or interest, or of any other amount due to the Lender under this Agreement which is not paid within ten (10) days of the due date thereof to defray the extra expense involved in handling such delinquent payment, provided that the “late charge” shall not be applicable upon any acceleration of the Obligations.  The minimum late charge shall be thirty-five Dollars ($35.00).

Section 3.3             Manner of Payment.  Each payment by the Borrower to Lender pursuant to this Agreement or the Revolving Credit Note shall be made not later than 1:00 p.m. (Hartford time) on the date specified for payment under this Agreement to the Lender by wire to the account designated from time to time by the Lender in writing to the Borrower, for the account of the Lender (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (Hartford time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (Hartford time) shall be deemed to have been made on the next succeeding Business Day for all purposes.  If any payment under this Agreement or the Revolving Credit Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing any interest if payable along with such payment and for all other purposes and calculations hereunder.

Section 3.4             Intentionally Deleted.

Section 3.5             Voluntary Prepayment of the Revolving Credit Loan.  The Revolving Credit Loan may be prepaid at any time, without premium or penalty.  Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment.

Section 3.6             Increased Capital Costs.  If, after the date of this Agreement, any change in Applicable Law affects the amount of capital required to be maintained by the Lender with respect to the Obligations and the LOC Obligations and the Lender determines (in its sole and absolute discretion) that the rate of return on its capital as a consequence of such change in Applicable Law is reduced to a level below that which the Lender could have achieved but for the occurrence of such change in Applicable

Law, then, in such case upon notice from time to time by the Lender to the Borrower, the Borrower shall, within five (5) Business Days after receipt of notice from the Lender, pay directly to the Lender additional amounts sufficient to compensate the Lender for such reduction in rate of return with respect to the Obligations and LOC Obligations; provided, however, that the Lender shall use reasonable efforts to mitigate or limit the effect on the Borrower of any change in Applicable Law subject to this Section 3.6, including, if applicable, transferring or assigning the LOC Documents and LOC Commitment to a different office or branch of the Lender.  A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Lender may use any method of averaging and attribution, in accordance with GAAP, that it (in its sole and absolute discretion) shall deem applicable.

Section 3.7             Taxes.  All payments by the Borrower of principal of, and interest on, Revolving Credit Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes, taxes imposed on or measured by the Lender’s net income, receipts or capital, and any branch profits taxes (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)           pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c)           pay to the Lender such additional amount or amounts, if any, as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will within five (5) Business Days after receipt from the Lender of notice of such direct assertion (accompanied by reasonable documentation of such assertion) pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

Section 3.8             Security.  The Obligations of the Borrower shall be secured by the Collateral as provided in the Security Documents.

Section 3.9             Fees.

(a)           Letter of Credit Fees.  In consideration of the LOC Commitment, the Borrower agrees to pay to the Lender a fee (the “Letter of Credit Fee”) equal to one percent (1%) of (i) the face amount of each Letter of Credit upon the date of issuance and any renewal thereof (except that the fee upon issuance shall not apply to Existing Letters of Credit, other than as to any renewal thereof), or (ii) the amount of any increase in the face value of any Letter of Credit.

(b)           Lender Fees.  In addition to the Letter of Credit Fees payable pursuant to subsection (a) hereof, the Borrower shall pay to the Lender the following fees: (i) a Letter of Credit application fee (provided that such application fee shall not apply to Existing Letters of Credit other than as to any renewal thereof); (ii) a Letter of Credit amendment fee; and (iii) courier fees, for each instance in which the Lender reasonably requires the use of courier services to perform its obligations pursuant hereto; provided, however, that the amount charged by the Lender with respect to the foregoing fees shall not exceed the reasonable and customary amounts that the Lender charges to its other customers for the same services.

(c)           Existing Fees.  Any fees which have accrued in respect of any Existing Letters of Credit and remain unpaid as of the Closing Date shall be payable upon the Closing Date.

ARTICLE IV
CLOSING; CONDITIONS OF CLOSING AND BORROWING

Section 4.1             Closing.  The closing shall take place on February 14, 2008, or on such other date as the parties hereto shall mutually agree.

Section 4.2             Conditions to Closing.  The obligation of the Lender to close this Agreement and to extend credit under this Agreement is subject to the satisfaction by Borrower, or waiver by the Lender in writing, of each of the following conditions:

(a)           Executed Loan Documents.  Each of this Agreement, the Revolving Credit Note and the Security Documents shall have been duly authorized, executed and delivered to the Lender by the parties thereto and shall be in full force and effect, and no Default or Event of Default shall have occurred and be continuing, and the Borrower shall have delivered original counterparts thereof to the Lender.

(b)           Closing Certificates.

(i)            Officer’s Certificates.  The Lender shall have received a certificate from a Responsible Officer of the Borrower, stating that (A) no action, suit, investigation or proceeding is pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Borrower, any Affiliate on whose behalf a Letter of Credit is outstanding or requested or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (B) immediately after giving effect to this Agreement, the other Loan Documents, and all the transactions contemplated herein and therein to occur on such date, (1) no Default or Event of Default shall exist, and (2) as of the Closing Date, all representations and warranties contained in this Agreement and in the other Loan Documents are true and correct in all material respects.

(ii)           Solvency Certificates.  The Lender shall have received a certificate from a Responsible Officer of the Borrower and NEP as to the Solvency of the Borrower and of NEP as of the Collateral Funding Date and after giving effect to the issuance of Letters of Credit and extension of the Revolving Credit Loan under this Agreement.

(iii)          Secretary’s Certificate.  The Lender shall have received a certificate of the secretary of the Borrower certifying as to the incumbency and genuineness of the signature of each manager or officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the certificate of formation of the Borrower, and all amendments thereto, (B) the operating agreement of the Borrower, (C) incumbencies for each Responsible Officer of the Borrower, and (D) resolutions duly adopted by the board of directors or members of the Borrower authorizing the loans contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(iv)          Certificates of Good Standing.  The Lender shall have received certificates as of a recent date of the good standing for the Borrower under the laws of its jurisdiction of organization and each other jurisdiction where the Borrower are required to be qualified to do business.

(c)           Opinion of Counsel.  The Lender shall have received an opinion of in-house counsel to the Borrower addressed to the Lender addressing the authorization, execution, delivery of, and the valid, binding and enforceable nature of, this Agreement, the Revolving Credit Note and the Pledge and Security Agreement.

(d)           Collateral.  The Lender shall have received, in form and substance satisfactory to the Lender:

(i)            searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of the Borrower or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)           duly authorized UCC financing statements for each appropriate jurisdiction as is reasonably requested by the Lender, related to the Collateral; and

(iii)          evidence that the Collateral Account has been funded in an amount not less that the Required Collateral Value for the Existing Letters of Credit and any request for the issuance of a new Letter of Credit.

(e)           Intentionally Deleted.

(f)            No Injunction, etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of  this Agreement, the other Loan Documents, or the consummation of the transactions contemplated hereby or thereby, or which, in the Lender’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(g)           Intentionally Deleted.

(h)           Compliance with Laws.  The transactions contemplated by this Agreement and the other Loan Documents shall be in compliance in all material respects with all Applicable Laws.

(i)            Fees.  The Lender shall have received the Letter of Credit Fee and all other fees, if any, owing pursuant to Section 3.9 and any other accrued and unpaid fees or commissions due hereunder (including reasonable legal fees and expenses of counsel to the Lender) to the Lender, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(j)            Litigation.  Other than as set forth on Schedule 5.1(r), there shall not exist any pending litigation or, to the actual knowledge of the Borrower, investigation affecting or relating to Borrower, any Affiliate on whose behalf a Letter of Credit is outstanding or requested, this Agreement, or the other Loan Documents, which litigation or investigation could reasonably be expected to have a Material Adverse Effect.

(k)           Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Lender and its legal counsel.

Section 4.3             Conditions to All Extensions of Credit.  The obligations of the Lender to issue any Letters of Credit are subject to the satisfaction of the following conditions precedent on the relevant issue date:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in Article V shall be true and correct in all material respects on and as of such issuance date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, and except for any representation or warranty that is no longer true and correct as a direct result of the consummation of an acquisition or transaction permitted hereunder or consented to in writing by the Lender.

(b)           Solvency Certificates.  The Lender shall have received a certificate from a Responsible Officer of the Borrower and of NEP as to the Solvency of the Borrower and of NEP as of the Collateral Funding Date in connection with the request for the issuance of a Letter of Credit.

(c)           No Default or Event of Default.  No Default under Section 10.1(a) or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Letters of Credit issuance to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(d)           Compliance with LOC Commitment.  Immediately after giving effect to the  issuance of any such Letter of Credit (and the funding of the Collateral Account to be made in connection therewith, if any), the sum of the Required Collateral Value plus any outstanding and payable Obligations shall not exceed the LOC Commitment or the value of the Collateral.

(e)           Collateral Account.  If applicable, the Lender shall have received evidence that the Borrower has funded or caused to be funded the Collateral Account in an amount not less than the Required Collateral Value for the requested Letter of Credit.

(f)            Conditions.  Each request for issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date of such issuance of such Letter of Credit that the conditions of this Section 4.3 have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Section 5.1             Representations and Warranties.  To induce the Lender to enter into this Agreement and to induce the Lender to issue Letters of Credit and make the Revolving Credit Loan, the Borrower hereby represents and warrants to the Lender, that:

(a)           Organization; Power; Qualification.  Except as set forth in Schedule 5.1(a), Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

(b)           Authorization of Agreement, Loan Documents and Borrowing.  Borrower has the right, power and authority and has taken all necessary limited liability company or other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, including, without limitation, securing all necessary NEP consents and approvals.  This Agreement and each of the other Loan Documents to which it is a party has been duly executed and delivered by the Borrower, and each such document constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by any Debtor Relief Law from time to time in effect which affect the enforcement of creditors rights in general and the availability of equitable remedies.

(c)           Compliance of Agreement, Loan Documents and Borrowing with Laws, etc. Except as set forth on Schedule 5.1(c), the execution, delivery and performance by Borrower of the Loan Documents to which the Borrower is a party, the borrowings hereunder and thereunder and the consummation of the other transactions contemplated hereby and thereby do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or other third party consents and approvals or violate any Applicable Law relating to the Borrower, in each case other than to the extent that the absence of such Governmental Approval or violation of Applicable Law could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under certificate of formation, operating agreement or other organizational documents of the Borrower or any indenture, material agreement or other instrument to which it is a party or by which any of its material properties may be bound or any Governmental Approval relating to the Borrower, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower other than Liens arising under the Loan Documents.

(d)           Compliance with Law; Governmental  Approvals; Other Consents and Approvals.  Borrower: (i) has all Governmental Approvals required by any Applicable Law for the Borrower to conduct its business, each of which is in full force and effect, and (ii) is in compliance with each Governmental Approval applicable to the Borrower or its operations and with all other Applicable Laws relating to the Borrower, its operations or any of its respective properties, in each case other than the extent to which the lack of such Governmental Approvals or such non-compliance could reasonably be expected to have a Material Adverse Effect.

(e)           Tax Returns and Payments.  Borrower has duly filed or caused to be filed all material federal, state, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all material federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except such taxes, assessments and governmental charges or levies that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established on the books of the Borrower to the extent required by GAAP.  No Governmental Authority has asserted any Lien or other claim against Borrower with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrower in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of Borrower are in its judgment adequate.

(f)            Intentionally Deleted.

(g)           Environmental Matters.  Except for the matters set forth on Schedule 5.1(g) hereto:

(i)            Borrower is in material compliance with all applicable Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect; and

(ii)           The Borrower has not received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower have knowledge of or reason to believe that any such notice will be received or is being threatened.

(h)           ERISA.  As of the Closing Date, Borrower does not maintain or contribute to any employee benefit and pension plan other than those identified on Schedule 5.1(h).  Borrower is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit and pension plans and no liability has been incurred by Borrower which remains unsatisfied for any taxes or penalties with respect to any such employee benefit and pension plan, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(i)            Intentionally Deleted.

(j)            Margin Stock.  Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (as each such term is defined or used in Regulation U of Federal Reserve Board).  No part of the proceeds of any of the loans will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation T, U or X of such Federal Reserve Board.

(k)           Government Regulation.  Borrower is not an investment company or a company controlled by an investment company (as each such term is defined or used in the Investment Company Act of 1940, as amended).

(l)            Intentionally Deleted.

(m)          No Material Adverse Effect.  Since the date of the last financial statements of Borrower provided to the Lender, no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(n)           Intentionally Deleted.

(o)           Title to Collateral.  Borrower has valid and legal title to the Collateral.

(p)           Liens.  None of the properties and assets of the Borrower is subject to any Lien, except Permitted Liens, and there are no restrictions on the Borrower’s right to pledge and grant a security interest therein.  No financing statement under the Uniform Commercial Code of any state which names Borrower as debtor and which has not been terminated or will not be terminated in connection with the transactions occurring on the Closing Date is on file in any state or other jurisdiction, and as of the Closing Date, Borrower has not signed any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect Permitted Liens.

(q)           Debt and Guaranty Obligations.  The Borrower has no Debt or Guaranty Obligations other than pursuant to the Loan Documents.

(r)            Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 5.1(j), there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against or in any other way adversely relating to or affecting the Borrower, any Affiliate on whose behalf a Letter of Credit is outstanding or requested, its operations or any of its respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(s)           Absence of Defaults.  No event has occurred and is continuing which constitutes an Event of Default.

(t)            Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial forecasts) produced by or on behalf of the Borrower and furnished to the Lender were, at the time the same were so furnished, true and correct in all material respects.  The documents, including any financial statements, furnished or written statements made to the Lender by the Borrower on or prior to the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents, taken together, do not contain any untrue statement of a fact material to the creditworthiness of the Borrower or omit to state a fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made, all except as otherwise qualified herein or therein; provided, however, that no representation or warranty is made with respect to any projections or other forward looking statements provided by or on behalf of the Borrower.

(u)           Fees and Commissions.  The Borrower does not owe any fees or commissions in connection with obtaining the Revolving Credit Loans, except those paid directly to the Lender.

(v)           Foreign Assets Control Regulations.  Neither the borrowing by the Borrower nor the use of the proceeds thereof will violate the Foreign Assets Control Regulations, the Foreign Funds Control Regulations, the Transactions Control Regulations, the Cuban Assets Control Regulations, the Iranian Assets Control Regulations or any other transaction or asset control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended).

(w)          Anti-Terrorism Laws.

(i)            Neither the Borrower nor any Affiliate on whose behalf a Letter of Credit is outstanding or requested is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-57.

(ii)           Neither the Borrower nor any Affiliate on whose behalf a Letter of Credit is outstanding or requested is a Prohibited Person.  A “Prohibited Person” is any of the following:

(A)          a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(B)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(C)           a person or entity with whom any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)          a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(E)           a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(iii)          Neither the Borrower nor any Affiliate on whose behalf a Letter of Credit is outstanding or requested shall (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv)          Neither the Borrower nor any Affiliate on whose behalf a Letter of Credit is outstanding or requested shall (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its reasonable discretion, confirming the Borrower’s and such Affiliate’s compliance herewith).

Section 5.2             Special Purpose Entity.  The Borrower is a special purpose entity created by NEP solely to support the issuance of the Letters of Credit by the Lender.

Section 5.3             Survival of Representations and Warranties.  All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate delivered pursuant to this Agreement, or in any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement as of the date when made or re-made pursuant to Section 4.3(a).  All representations and warranties made under this Agreement:  (a) shall be made or deemed to be made at and as of the Closing Date (or on the date when made in the case of any representation and warranty that specifically refers to an earlier date), and (b) survive the Closing Date until expiration or termination of this Agreement and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or the extension of the Revolving Credit Loan hereunder.

ARTICLE VI
FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the obligation of the Lender to make any Revolving Credit Loans or issue any Letters of Credit is terminated, unless consent has been obtained in the manner set forth in Section 11.10 hereof, the Borrower will furnish or cause to be furnished to the Lender at its address as set forth in Section 11.1(b), or such other office as may be designated by the Lender from time to time:

Section 6.1             Financial Statements.

(a)           Annually.

(i)            As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and NEP as of the end of such Fiscal Year and the related consolidated and consolidating statement of income, statement of retained earnings and statement of cash flows for such Fiscal Year audited by Deloitte & Touche, LLP or such other recognized firm of certified public accountants selected by NEP and reasonably acceptable to the Lender.

(ii)           As soon as available, but in no event later than forty-five (45) days after the end of each Fiscal Quarter, an unaudited balance sheet of NEP as of the end of such Fiscal Quarter, and a related statement of income for the period then ended, certified by the chief financial officer of NEP but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount.

(iii)          As reasonably requested by the Lender, from time to time such other previously-prepared financial reports and information of the Borrower or NEP.

Section 6.2             Intentionally Deleted.

Section 6.3             Other Reports.

(a)           Promptly upon receipt thereof, copies of all material reports, if any, submitted to Borrower by its independent public accountants in connection with their auditing function, including any management report and any management responses thereto; and

(b)           Such other previously-prepared information regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request.

Section 6.4             Notice of Litigation and Other Matters.  Promptly (but in no event later than five (5) Business Days after Borrower obtains knowledge thereof) telephonic and written notice of:

(a)           the commencement of all proceedings and investigations, including  those by or before any Governmental Authority, and all actions and proceedings in any court or before any arbitrator against or involving Borrower, which could reasonably be expected to have a Material Adverse Effect;

(b)           any notice of any violation received by the Borrower from any Governmental Authority including any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)           any labor controversy that has resulted in, or threatens to result in, a strike or other work stoppage against the Borrower which could reasonably be expected to have a Material Adverse Effect;

(d)           any material attachment, judgment, lien, levy or order assessed against the Borrower excluding judgments that are fully covered by insurance;

(e)           any Default or Event of Default by Borrower; and

(f)            intentionally deleted.

Section 6.5             Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Lender (other than financial forecasts and information prepared by third parties and required to be delivered to the Lender by this Agreement) whether pursuant to this Article VI or any other provision of this Agreement, or any of the Loan Documents, shall be, at the time the same is so furnished, true and correct in all material respects.

ARTICLE VII
AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the commitment of the Lender to make any loan or advance is terminated, unless consent has been obtained in the manner provided for in Section 11.10, the Borrower shall:

Section 7.1             Preservation of Existence and Related Matters.  Preserve and maintain its separate existence, form, jurisdiction of organization and tax status, and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign company and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law.

Section 7.2             Maintenance of Collateral.  In addition to the requirements of any of the Loan Documents, protect and preserve the Collateral.

Section 7.3             Intentionally Deleted.

Section 7.4             Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

Section 7.5             Payment and Performance of Obligations.  Pay and perform within any applicable grace periods all Obligations under this Agreement and the other Loan Documents, and pay or perform within applicable grace periods (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, the non-payment of which could reasonably be expected to have a Material Adverse Effect, and (b) all other indebtedness, obligations and liabilities, the non-payment of which could reasonably be expected to have a Material Adverse Effect in accordance with customary trade practices; provided, that the Borrower may contest any item described in clause (a) or (b) of this Section 7.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

Section 7.6             Compliance With Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals in each case that could reasonably be expected to have a Material Adverse Effect, in each case material and necessary to the conduct of its business, including in connection with any procurement, disclosure, anti-kickback or other Applicable Laws and Governmental Approval relating to contracting with any Governmental Authority which is an account debtor of the Borrower.

Section 7.7             Environmental Laws.  In addition to and without limiting the generality of Section 7.6, comply with all applicable Environmental Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect.

Section 7.8             ERISA.  In addition to and without limiting the generality of Section 7.6, comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to any and all employee benefit and pension plans maintained by the Borrower, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

Section 7.9             Special Purpose Entity.  Remain a special purpose entity with a sole purpose of engaging in those business operations or activities related to applying for the issuance of Letters of Credit by the Lender, the ownership of the Collateral, and the performance of its obligations under the Loan Documents.

Section 7.10           Visits and Inspections.  Permit representatives of the Lender or its designated agents, from time to time, and upon reasonable prior notice, upon reasonable intervals (unless a Default or Event of Default shall have occurred) and during the Borrower regular business hours without disruption to the Borrower business, to: (a) inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and (b) discuss with such Borrower’s principal officers and independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.  The cost and expense (at the Lender’s then-current rates plus expenses) of one (1) such inspection and field audit during each Fiscal Year shall be borne by the Borrower; provided, however, that the Lender shall deliver to the Borrower reasonable documentation of such costs and expenses; and provided, further, that the Lender may conduct more than one (1) inspection and field audit at the cost and expense of the Borrower, as reasonably necessary, if a Default or Event of Default shall have occurred.

Section 7.11           Intentionally Deleted.

Section 7.12           Intentionally Deleted.

Section 7.13           Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Lender may reasonably require to document and consummate the transactions contemplated hereby and to protect the rights of the Lender under this Agreement, the Revolving Credit Note and the other Loan Documents.

ARTICLE VIII
FINANCIAL COVENANTS

Section 8.1             Intentionally Deleted.

ARTICLE IX
NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the obligation of the Lender to make any loan or advance is terminated, unless consent has been obtained in the manner set forth in Section 11.10 hereof, the Borrower shall not:

Section 9.1             Limitations on Debt.  Create, incur, assume or suffer to exist any Debt, except as contemplated hereby.

Section 9.2             Limitations on Guaranty Obligations.  Create, incur, assume or suffer to exist any Guaranty Obligations, except as contemplated hereby.

Section 9.3             Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of the Collateral, whether now owned or hereafter acquired, or grant or agree to any negative pledge that would prohibit securing the Obligations or the LOC Obligations and any replacement or refinancing thereof with any such Collateral, except for (a) Liens for the benefit of the Lender pursuant to the Security Documents, (b) Liens imposed by Applicable Law for taxes that are not yet due (or are overdue if such liens would not have a Material Adverse Effect) or that are being contested in good faith by or on behalf of the Borrower and for which adequate reserves have been set aside therefor or that are secured by a bond reasonably acceptable to the Lender, (c) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, and (d) Liens arising out of judgments or awards that do not otherwise constitute an Event of Default so long as an appeal or proceeding to review is being prosecuted in good faith and for the payment of which adequate reserves have been set aside or are secured by a bond reasonably acceptable to the Lender (collectively, the “Permitted Liens”).

Section 9.4             Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Securities, any interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person, or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, except for investments of the Collateral in the Collateral Account as permitted by this Agreement.

Section 9.5             Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).

Section 9.6             Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of the Collateral, except as permitted by the Loan Documents

Section 9.7             Limitations on Dividends and Distributions.  If an Event of Default shall have occurred and be continuing hereunder, declare or pay any dividends or distributions upon any of its capital stock, membership interests or other ownership rights; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, membership interests or other ownership rights, or make any distribution of cash, property or assets on account of shares of its capital stock, membership interests or other ownership rights.  This Section 9.7 shall not apply to the issuance, delivery or distribution by Borrower of interests of its Capital Securities pro rata to its existing members (“Permitted Dividends”).

Section 9.8             Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise create after the Closing Date any class or series of Capital Securities that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due except in connection with a transaction permitted by Section 9.4.

Section 9.9             Transactions with Affiliates.  Directly or indirectly make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or Affiliates, other than as contemplated hereby.

Section 9.10           Certain Accounting Changes.  Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required or permitted by GAAP.

Section 9.11           Special Purpose Entity.  Engage in any business operations or activities other than those including and related to applying for the issuance of the Letters of Credit, the ownership of the Collateral, and the performance of its obligations under the Loan Documents.

Section 9.12           Intentionally Deleted.

Section 9.13           Organizational Documents.  Amend, modify or change its certificate of formation, certificate of designation (or corporate charter or other similar organizational document), operating agreement or bylaws (or other similar document) in any respect which is materially adverse to the value or enforceability of the Loan Documents.

ARTICLE X
DEFAULT AND REMEDIES

Section 10.1           Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment Obligations.  The Borrower shall fail to pay any principal or interest or any other amounts due on any of the Obligations on or prior to the date that is five (5) business days after receipt of notice by the Borrower that such amount is due.

(b)           Misrepresentation.  Any warranty, representation or statement made or furnished to the Lender by the Borrower or on its behalf proves to have been false in any material respect when made or furnished (unless and to the extent that such failure is corrected within thirty (30) days after receipt of notice thereof by the Borrower).

(c)           Default in Performance.  There shall be a default in the performance of any material terms, conditions or covenants contained in this Agreement or any of the other Loan Documents, whether now existing or hereafter arising (unless and to the extent that such default is cured in thirty (30) days after receipt of notice thereof by the Borrower).

(d)           Intentionally Deleted.

(e)           Change in Control or Material Adverse Effect. A Change in Control or a Material Adverse Effect shall occur.

(f)            Voluntary Bankruptcy Proceeding.  Borrower shall (i) commence a voluntary case or file a petition under any Debtor Relief Law, (ii) consent to any petition filed against it in an involuntary case under any Debtor Relief Law, (iii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (iv) admit in writing its inability to pay its debts as they become due, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate action for the purpose of authorizing any of the foregoing.

(g)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against Borrower in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Borrower or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under any Debtor Relief Law) shall be entered.

(h)           Failure of Agreements.  This Agreement or any other Loan Document shall, for any reason (other than due to the actions or inactions of the Lender), cease to be in full force and effect (other than pursuant to the terms hereof or thereof) or cease to be valid and binding on any party thereto, or Borrower shall so assert in writing, or any Security Document shall for any reason (other than due to the actions or inactions of the Lender) cease to create a valid and perfected first priority Lien on, or security interest in, the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(i)            Intentionally Deleted.

(j)            Collateral.  Loss, sale (except as expressly authorized herein) or encumbrance in respect of the Collateral, or the making of any levy, seizure or attachment or the existence of any judgment or granting of any Lien with respect to the Collateral (unless and to the extent bonded over and/or discharged within fifteen (15) days after receipt of notice thereof by the Borrower).

(k)           Intentionally Deleted.

(l)            Intentionally Deleted.

(m)          Required Collateral Value.  If at any time the sum of (i) the Required Collateral Value plus (ii) the value of any Obligations exceeds (ii) the value of the Collateral, and the Borrower fails to fund or cause to be funded the Collateral Account in an amount necessary to cover the deficiency within three (3) Business Days after receipt of notice thereof by the Borrower.

Section 10.2           Remedies.  Upon the occurrence of an Event of Default (after taking into account any applicable period of notice, grace or cure), the Lender may by notice to the Borrower:

(a)           Acceleration; Termination of LOC Commitment.  Declare the principal of and interest on the Revolving Credit Loan and the Revolving Credit Note at the time outstanding, all Obligations and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents to be forthwith due and payable, whereupon all of the foregoing shall immediately become due and payable without presentment, demand protest or other notice of any kind (other than as set forth in the preamble to this Section 10.2), all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding.  Immediately upon the occurrence of a Default pursuant to Section 10.1(a) or an Event of Default, the right of the Borrower to request any issuance of a Letter of Credit or other extensions of credit hereunder shall be automatically suspended until such Default pursuant to Section 10.1(a) or Event of Default is remedied or waived; provided, however, that nothing in this Agreement shall be construed to give the Lender the right to cancel, invalidate or refuse to honor draws on any outstanding Letter of Credit due to the occurrence of an Event of Default.

(b)           Rights of Collection.  Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.  Such rights include, without limitation, the full and irrevocable right, power and authority to block any withdrawals by Borrower or any Affiliate from the Collateral.

(c)           Intentionally Deleted.

Section 10.3           Intentionally Deleted.

Section 10.4           Rights and Remedies Cumulative; Non-Waiver, etc.  In the addition to the foregoing, the Lender shall have all rights and remedies of a secured party under the UCC.  The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive, and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XI
MISCELLANEOUS

Section 11.1           Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Lender understood by the Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to a party shall be sent to it at the following addresses, or any other address as to which the other party is notified in writing.

If to Lender:

RBS Citizens, National Association

90 Statehouse Square

Hartford, Connecticut 06103

Attn:  Marianne Stowell, Vice President

with a copy to:

Updike, Kelly & Spellacy, P.C.

One State Street

P.O. Box 231277

Hartford, Connecticut 06123-1277

Attn:  Amy E. Alissi, Esq.

If to Borrower:

Noble Credit Funding, LLC

8 Railroad Avenue

Second Floor, Suite 8

Essex, CT  06426

Attn:       Elizabeth Grisaru and Christopher Lowe

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

Attn:       John L. Sachs, Esq.

Section 11.2           Lender’s Office.  The Lender hereby designates its office located at the address set forth in Section 11.1, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower, as the Lender’s Office referred to herein.

Section 11.3           Expenses; Indemnity; Release of Claims.

(a)           Except as otherwise provided in this Agreement, the Borrower will (a) pay all reasonable out-of-pocket expenses of the Lender in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Lender relating to this Agreement or any other Loan Document or in connection with any field audit, including reasonable fees and disbursements of  legal counsel to the Lender, (b) pay all reasonable out-of-pocket expenses of the Lender actually incurred in connection with any enforcement of any rights and remedies of the Lender under this Agreement after a Default, including consulting with appraisers, accountants, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons, provided, however, that while no Event of

Default exists, the Borrower shall not be required to reimburse the Lender for the costs and expenses of any appraisers, accountants, attorneys and other Persons, unless the Borrower was given notice by the Lender prior to retaining such appraiser, accountant, engineer, attorney or other Persons, and (c) defend, indemnify and hold harmless the Lender, and its Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Revolving Credit Loan, including reasonable attorneys’ and consultants’ fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.  The Borrower does hereby (i) waive any claim in tort, contract or otherwise which the Borrower may have against the Lender or any of its Affiliates or their officers, directors, agents, or employees (collectively, “Lender Agents”) arising in connection with the transactions contemplated hereby and out of the relationship between the Borrower and or any such Person prior to the Closing Date; and (ii) absolutely and unconditionally releases and discharges the Lender, each of its Affiliates and the Lender Agents from any and all claims, causes of action, losses, damages or expenses arising in connection with the transactions contemplated hereby and out of any relationship between it and the Lender, any such Affiliate or the Lender Agents which the Borrower may have as of the Closing Date; provided, however, that the foregoing waiver, release and discharge shall not apply with respect to any claim against the Lender or the Lender Agents arising out of the gross negligence, fraud or willful misconduct of the Lender or the Lender Agents.  Borrower acknowledges that it makes this waiver and release knowingly, voluntarily and only after considering the ramifications of this waiver and release with its legal counsel.

(b)           The Lender shall promptly notify the Borrower of any claim under this Section 11.3.  The Borrower may elect to assume the defense of any action, proceeding or dispute with a third party in respect of which a claim is to be made under this Section 11.3; provided, however, that if the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not agree or conclude any settlement that affects the Lender in any material respect without the prior written approval of the Lender (such approval not to be unreasonably withheld or delayed).  In the event the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not be liable to the Lender for any legal fees and expenses of additional counsel incurred by the Lender in connection with such defense; provided, however, that the Lender shall (at its own expense) have the right to employ its own counsel whose reasonable legal fees and expenses shall be indemnified by the Borrower if (i) there is or could reasonably be expected to be a conflict of interest between the Lender and the Borrower in connection with the defense of such action, proceeding or dispute, or (ii) there is a specific defense available to the Lender that is different from or additional to those available to the Borrower.

Section 11.4           Set-off.  In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, the Lender is hereby authorized by the Borrower at any time or from time to time, with notice to the Borrower, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender, or any such assignee to or for the credit or the account of the Borrower against and on account of the Obligations.

Section 11.5           Governing Law.  This Agreement, the Revolving Credit Note and the other Loan Documents, unless otherwise expressly set forth herein or therein, shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without reference to the conflicts or choice of law principles thereof.

Section 11.6           Consent to Jurisdiction; Service of Process.

(a)           Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in the State of Connecticut, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Revolving Credit Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  The Borrower hereby irrevocably appoints any Responsible Officer of the Borrower as its attorney upon whom may be served any summons, complaint or other process or pleading in any action, claim or proceeding brought by the Lender in connection with this Agreement, the Revolving Credit Note or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 11.1.  Nothing in this Section 11.6 shall affect the right of the Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Lender to bring any action or proceeding against Borrower or its properties in the courts of any other jurisdictions.

(b)           To the extent that Borrower has or hereafter may acquire:  (i) any immunity from jurisdiction of the state or federal courts located in the State of Connecticut or from any legal process out of any such court (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, or (ii) any objection to the laying of the venue or of an inconvenient forum or any suit, action or proceeding brought in a state or federal court located in the State of Connecticut under process served in accordance with this Agreement or any Loan Document, Borrower hereby irrevocably waives such immunity or objection in respect of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document.

Section 11.7           Waiver of Jury Trial; Commercial Waiver; Preservation of Remedies.

(a)           WAIVER OF JURY TRIAL.  THE BORROWER IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST BORROWER IN RESPECT OF ANY LETTER OF CREDIT, THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR ANY COLLATERAL.

(b)           COMMERCIAL WAIVER.  THE BORROWER ACKNOWLEDGES THAT THE TRANSACTION EVIDENCED BY EACH LETTER OF CREDIT, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS IS A COMMERCIAL TRANSACTION AND WAIVES BORROWER’S RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY THE LAW OF ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE, and further waives diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest, and notice of any renewals or extensions of this Agreement except as specifically provided in this Agreement, and agrees that the time for payment of each Letter of Credit and this Agreement may be extended at Lender’s sole discretion, without impairing Borrower’s liability thereon, and further consents to the release of Lender’s security interest in all or any part of the security hereunder at Lender’s discretion, or the release of any party liable for the Obligations without affecting the liability of the other parties hereto.  Any delay on the Lender’s part exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of any subsequent default.

(c)           Preservation of Certain Remedies.  The parties hereto and to the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during any dispute, claim or controversy arising out of, connected with or relating to the Revolving Credit Note or any other Loan Documents (“Dispute”) between or among parties to the Revolving Credit Note or any other Loan Document.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of any court of proper jurisdiction to grant similar remedies that may be requested by a party in a Dispute.

Section 11.8           Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Lender or the Lender receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

Section 11.9           Punitive Damages.  The Borrower recognizes that, in the event the Borrower fail to perform, observe or the Lender and the Borrower hereby agrees that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that it may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

Section 11.10         Amendments, Waivers and Consents.  No amendment, modification or supplement to any provision of this Agreement or the other Loan Documents shall be effective unless the same shall be in writing and signed by the Borrower and the Lender.  No consent or waiver required to be granted by the Lender shall be effective unless in writing signed by the Lender.

Section 11.11         Agreement Controls.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents which imposes additional burdens on the Borrower or further restrict the rights of the Borrower or gives the Lender or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 11.12         Survival.  Notwithstanding any termination of this Agreement, the indemnities to which the Lender are entitled under the provisions of this Article X and any other provisions of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

Section 11.13         Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

Section 11.14         Headings.  Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 11.15         Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.16         Entirety.  This Agreement together with the other Loan Documents represents the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, if any, including the Interim Agreement and any commitment letters or correspondence relating  to the Loan Documents or the transactions contemplated herein or therein.

Section 11.17         Termination.  This Agreement shall remain in effect from the Closing Date through and including the date upon which there are no outstanding Letters of Credit and no other outstanding LOC Obligations, and all Obligations shall have been paid and satisfied in full.  The Lender is hereby permitted to release all Liens on the Collateral in favor of the Lender upon repayment in cash of the outstanding principal of and all accrued interest on the Revolving Credit Loan and the payment of all outstanding fees and expenses hereunder.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising under Section 11.3.

Section 11.18         Confidentiality.  The Lender agrees to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any confidential information supplied to it by the Borrower and any Affiliate; provided, however, that such information does not include information that (a) was publicly known or otherwise known to it prior to the time of such disclosure and (b) subsequently becomes publicly known through no act or omission by it or any Person acting on its behalf; and provided, further, that nothing in this Section 11.18 shall require the Lender to obtain any consent of the Borrower or any Affiliate in connection with: (i) exercising any of the Lender’s rights hereunder or under the Loan Documents, including preservation and the enforcement of the Collateral and those exercisable upon the occurrence of an Event of Default; (ii) any situation in which the Lender is required by any Governmental Authority to disclose information (if the Lender informs such Governmental Authority of the confidential nature of such information and requests that it be kept confidential to the fullest extent of Applicable Law); (iii) providing information to counsel or other consultants of the Lender in connection with the transactions contemplated by this Agreement or any of the Loan Documents (if the Lender informs such counsel or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (iv) providing such information to independent auditors or accountants of the Lender (if the Lender informs such auditors or accountants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); or (v) providing such information to a potential participant in the LOC Commitment (if the Lender informs such potential participant of the confidential nature of such information and such participant agrees that such information will be kept confidential except as permitted herein).  Notwithstanding the foregoing, the parties hereto and their officers, directors, employees thereof are authorized to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this transaction (as defined in Treasury Regulation Section 1.6011-4) and all materials of any kind which are related to such structure and tax aspects.

Section 11.19         No Recourse.  The Lender shall have no claims of any kind or nature (other than for fraud or willful misconduct) with respect to the transactions contemplated by this Agreement and the other Loan Documents against any Affiliate of the Borrower or the stockholders, members or other owners, officers, directors or employees of any of such Affiliate (each, a “Non-Recourse Party”).  If (a) any Event of Default shall have occurred and is continuing, or (b) any claim by the Lender against the Borrower or any alleged liability of the Borrower to the Lender shall be asserted hereunder or under any of the Loan Documents, in each case, the Lender agrees that it shall not have the right to proceed against any of the Non-Recourse Parties or against their respective properties and assets for the satisfaction of any such claim or liability or for any deficiency judgment (other than for fraud or willful misconduct);

provided, however, that nothing in this Section 11.19 shall in any way limit any recourse or any claim the Lender may have against the Borrower or the Collateral pursuant to the Loan Documents.

[SIGNATURE PAGE NEXT FOLLOWS]

[Signature Page to Master Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

NOBLE CREDIT FUNDING, LLC

	By:	/s/ Christopher Lowe
		Name:	Christopher Lowe
		Title:	Vice President and Treasurer

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION

	By:	/s/ Marianne Stowell
		Name:	Marianne Stowell
		Title:	Vice President

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this 12 day of February, 2008 by Christopher Lowe, Vice President and Treasurer of Noble Credit Funding, LLC, a Delaware limited liability company, on behalf of the company.

/s/ Stephanie Kiem
Stephanie Kiem
Notary Public
My commission expires: December 31, 2012

STATE OF CONNECTICUT	)
) ss.
COUNTY OF HARTFORD	)

The foregoing instrument was acknowledged before me this 14th day of February, 2008 by Marianne Stowell, Vice President of RBS Citizens, National Association, a national banking organization, on behalf of said company.

/s/ Mary-Ellen McLaughlin
Mary-Ellen McLaughlin
Notary Public
My commission expires: July 31, 2009

SCHEDULE 2.1

EXISTING LETTERS OF CREDIT

1.	Irrevocable Standby Letter of Credit Number: S904270, as amended
On account of: Noble Clinton Windpark I, LLC
Beneficiary: The New York State Energy Research and Development Authority (NYSERDA)
Up to an aggregate amount of: USD 2,483,992.39
Expiry Date: November 30, 2008

2.	Irrevocable Standby Letter of Credit Number: S904271, as amended
On account of: Noble Bliss Windpark, LLC
Beneficiary: The New York State Energy Research and Development Authority (NYSERDA)
Up to an aggregate amount of: USD 2,408,719.56
Expiry Date: November 30, 2008

3.	Irrevocable Standby Letter of Credit Number: S904272, as amended
On account of: Noble Chateaugay Windpark, LLC
Beneficiary: The New York State Energy Research and Development Authority (NYSERDA)
Up to an aggregate amount of: USD 3,151,333.45
Expiry Date: November 30, 2008

4.	Irrevocable Standby Letter of Credit Number: S904269, as amended
On account of: Noble Altona Windpark, LLC
Beneficiary: The New York State Energy Research and Development Authority (NYSERDA)
Up to an aggregate amount of: USD 2,215,483.28
Expiry Date: November 30, 2008

5.	Irrevocable Standby Letter of Credit Number: S904273, as amended
On account of: Noble Ellenburg Windpark, LLC
Beneficiary: The New York State Energy Research and Development Authority (NYSERDA)
Up to an aggregate amount of: USD 2,062,690.64
Expiry Date: November 30, 2008

6.	Irrevocable Standby Letter of Credit Number: S904311
On account of: Noble Environmental Power, LLC
Beneficiary: Power Authority of the State of New York
Up to an aggregate amount of: USD 750,000.00
Expiry Date: March 14, 2008

7.	Irrevocable Standby Letter of Credit Number: S904771
On account of: Noble Altona Windpark, LLC
Beneficiary: New York Power Authority (“NYPA”)
Up to an aggregate amount of: USD 2,413,465.00
Expiry Date: December 31, 2008

8.	Irrevocable Standby Letter of Credit Number: S904772
On account of: Noble Clinton Windpark I, LLC and Noble Ellenburg Windpark, LLC
Beneficiary: New York Power Authority (“NYPA”)
Up to an aggregate amount of: USD 4,826,931.00
Expiry Date: December 31, 2008

9.	Irrevocable Standby Letter of Credit Number: S905046
On account of: Noble Environmental Power, LLC
Beneficiary: Southwest Power Pool, Inc.
Up to an aggregate amount of: USD 945,625.00
Expiry Date: October 1, 2008

SCHEDULE 5.1(a)

EXCEPTIONS TO ORGANIZATION; POWER; QUALIFICATION

None.

SCHEDULE 5.1(c)

COMPLIANCE OF AGREEMENT, LOAN DOCUMENTS AND BORROWING WITH LAWS, ETC

None.

SCHEDULE 5.1(g)

ENVIRONMENTAL MATTERS

None.

SCHEDULE 5.1(h)

ERISA

None.

SCHEDULE 5.1(r)

LITIGATION

None.

EXHIBIT A

REVOLVING CREDIT NOTE

$45,000,000.00	February 14, 2008

FOR VALUE RECEIVED, the undersigned, NOBLE CREDIT FUNDING, LLC, a Delaware limited liability company, with an office located at 8 Railroad Avenue, Second Floor, Suite 8, Essex, Connecticut 06426 (the “Borrower”), promises to pay to the order of RBS CITIZENS, NATIONAL ASSOCIATION, a national banking association, with an office located at 63 Eugene O’Neill Drive, New London, Connecticut 06320 (the “Lender”), at the place and times provided in the Master Credit Agreement referred to below, the principal sum of FORTY-FIVE MILLION AND NO/100 Dollars ($45,000,000.00) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Master Credit Agreement, dated as of the date hereof (as amended, restated or otherwise modified, the “Credit Agreement”) by and between the Borrower and the Lender.  Capitalized terms used and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to repayment upon demand and other mandatory repayment from time to time as provided in the Credit Agreement, and shall bear interest as provided in Section 3.1 of the Credit Agreement.  This Revolving Credit Note may be voluntarily prepaid from time to time as provided in the Credit Agreement.  All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds as designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt, if any, referred to in the Credit Agreement.

The holder of this Revolving Credit Note is entitled to the benefit of the Credit Agreement and Loan Documents to which reference is made for a description of the property and rights included in such security, the nature of such security and the rights of the holder of this Revolving Credit Note and Borrower in respect of such security.  Any reference to the Revolving Credit Note in any of the Loan Documents shall hereafter mean this Revolving Credit Note as the same may be modified, amended, supplemented, extended, or consolidated in writing, and any notes issued in exchange therefor or in replacement thereof.

3

If this Revolving Credit Note is now, or hereafter shall be, signed by more than one Person, it shall be the joint and several obligation of all such persons (including, without limitation, all makers, endorsers, guarantors and sureties, if any) and shall be binding on all such persons and their respective heirs, executors, administrators, legal representatives, successors and assigns.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

                                BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OVER ANY SUCH ACTION AND OVER BORROWER BY THE COURTS OF THE STATE OF CONNECTICUT AND THE COURTS OF THE UNITED STATES SITTING IN THE STATE OF CONNECTICUT.  THIS CONSENT TO JURISDICTION IS IRREVOCABLE.

THE LENDER AND BORROWER EACH HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

BORROWER AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THIS NOTE, AND EACH OTHER PERSON WHO IS OR WHO SHALL BECOME LIABLE FOR ALL OR ANY PART OF THE OBLIGATIONS UNDER THE CREDIT AGREEMENT, THIS NOTE OR THE OTHER LOAN DOCUMENTS, HEREBY ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART OF A COMMERCIAL TRANSACTION AND WAIVE THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW (INCLUDING UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION) WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER OR ANY OTHER HOLDER OF THE OBLIGATIONS MAY DESIRE TO USE. BORROWER FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGMENT REMEDIES WITHOUT A BOND AND AGREES NOT TO REQUEST OR FILE MOTIONS SEEKING TO REQUIRE THE POSTING OF A BOND UNDER PUBLIC ACT 93-431 IN CONNECTION WITH THE CREDITORS’

4

EXERCISE OF ANY PREJUDGMENT REMEDY.  BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY THE CREDITORS OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

[Intentionally Left Blank – Signature Page to Follow]

5

[Signature Page for Revolving Credit Note]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first written above.

NOBLE CREDIT FUNDING, LLC

By:
Name: Christopher Lowe
Title: Vice President and Treasurer